                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 1999

                                  iVillage Inc.
        -----------------------------------------------------------------
               (Exact name of Registrant as Specified in Charter)

         Delaware                 000-25469                13-3845162
 -------------------------- ----------------------- --------------------------
      (State or other          (Commission File           (IRS Employer
      jurisdiction of           Number)                   Identification No.)
       organization)

212 Fifth Avenue, New York, New York                                   10010
-------------------------------------------------------------------- ----------
(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code:  (212) 604-0963

                   170 Fifth Avenue, New York, New York 10010
          ------------------------------------------------------------
          (Former Name or Former Address if Changed Since Last Report)

Item 2.           Acquisition or Disposition of Assets
                  ------------------------------------

                  The purpose of this Amendment is to amend Item 7 to provide certain financial information with respect to the Merger (as defined below), which information was impracticable to provide at the time the Registrant filed the Current Report on Form 8-K dated July 14, 1999.

                  On June 30, 1999, iVillage Inc. ("iVillage" or "the Company") acquired Online Psychological Services, Inc., a Delaware corporation ("OnlinePsych"), and Code Stone Technologies, Inc., a Delaware corporation ("Code Stone"). OnlinePsych was acquired pursuant to an Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among iVillage, OnlinePsych Acquisition Corporation, OnlinePsych and the stockholders of OnlinePsych (the "OnlinePsych Merger Agreement"). Code Stone was acquired pursuant to an Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among iVillage, Code Stone Acquisition Corporation, Code Stone and the sole stockholder of Code Stone (the "Code Stone Merger Agreement" and collectively with the OnlinePsych Merger Agreement, the "Merger Agreements").

                  Pursuant to the Merger Agreements, OnlinePsych and Code Stone were merged into separate wholly-owned subsidiaries of iVillage, with OnlinePsych and Code Stone as the surviving corporations, respectively (the "Merger"). As a result of the Merger, each of OnlinePsych and Code Stone became a wholly-owned subsidiary of iVillage.

                  The aggregate purchase price paid in connection with the Merger consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock valued at approximately $30 million under the purchase method of accounting. The Merger is intended to qualify as a tax-free reorganization.

                  OnlinePsych operates a Web site focusing on mental health issues while Code Stone provides much of the interactive technology utilized on OnlinePsych's Web site. iVillage intends to continue to use the assets acquired to conduct these businesses.

                  The description of the Merger Agreements contained herein, which are each filed as an exhibit to this Form 8-K, does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreements.

Item 7.       Financial Statements, Pro Forma Financial Information and Exhibits
              ------------------------------------------------------------------

               (a) Online Psychological Services, Inc. Financial Statements for the Two Years ended December 31, 1998

                       ONLINE PSYCHOLOGICAL SERVICES, INC.

                                     -------

                              FINANCIAL STATEMENTS

                      for the years ended December 31, 1998
                              and December 31, 1997

                                       AND

                                 REPORT THEREON

                                    --------

                        Report of Independent Accountants
                        ---------------------------------

To the Board of Directors and Stockholders of Online Psychological Services, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Online Psychological Services, Inc. (the "Company"), at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

McLean, Virginia                                  /s/ PricewaterhouseCoopers LLP
July 16, 1999

                       ONLINE PSYCHOLOGICAL SERVICES, INC.

                                 BALANCE SHEETS

                                     -------


                                                                December 31,
                                                                ------------             March 31,
                                                              1998          1997           1999
                                                              ----          ----           ----
                                                                                       (unaudited)

                        ASSETS

Current assets:
  Cash                                                    $     8,603   $    22,643   $      13,093
  Accounts receivable                                          29,574        19,204          44,439
  Due from stockholders                                         6,771             -           6,771
                                                                -----        ------           -----

         Total current assets                                  44,948        41,847          64,303
                                                               ------        ------          ------

 Equipment                                                     22,797        19,622          22,797
  Less: accumulated depreciation                               (8,475)       (4,703)         (9,536)
                                                               ------        ------          ------
                                                               14,322        14,919          13,261
                                                               ------        ------          ------

         Total assets                                     $    59,270   $    56,766   $      77,564
                                                          ===========   ===========   =============

         LIABILITIES AND STOCKHOLDERS' DEFICIT

 Current liabilities:
   Accounts payable and accrued expenses                  $    28,088   $     8,820   $      30,930
   Deferred compensation                                      130,000       130,000         130,000
   Line of credit                                              17,066        15,098          15,569
   Deferred revenue                                             7,667         2,165           7,912
   Stockholder loan                                            12,260             -           8,001
                                                              -------       -------         -------
         Total current liabilities                            195,081       156,083         192,412
                                                              -------       -------         -------

 Commitments (Note 5)

 Stockholders' deficit:
   Common stock, no par value, 1,500 shares
      authorized, issued and outstanding                      244,598        13,323         245,170
   Accumulated deficit                                       (380,409)     (112,640)       (360,018)
                                                             --------      --------        --------

         Total stockholders' deficit                         (135,811)      (99,317)       (114,848)
                                                             --------       -------        --------

         Total liabilities and stockholders' deficit      $    59,270   $    56,766   $      77,564
                                                          ===========   ===========   =============


   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                                  STATEMENTS OF OPERATIONS

                                          -------



                                                          For the years ended            For the three months
                                                             December 31,                  ended March 31,
                                                          -------------------            --------------------
                                                          1998            1997            1999            1998
                                                          ----            ----            ----            ----
                                                                                       (unaudited)     (unaudited)

Revenue:
  License revenue                                    $     112,772   $     235,652   $      33,440   $      31,046
  Advertising revenue                                       56,964          17,310          35,070           4,670
  Subscription and merchandising revenue                    50,893               -          15,097           5,768
                                                           -------         -------          ------          ------
             Total revenue                                 220,629         252,962          83,607          41,484
                                                           -------         -------          ------          ------

Operating expenses:
  Production, content and product costs                     65,812          33,456           9,359          14,040
  Salary expense                                           387,861         181,392          38,396          43,541
  Sales and marketing                                        4,208           5,809           6,477           5,111
  General and administrative                                23,874          35,118           7,783           6,990
  Depreciation                                               3,772           3,507           1,061             903
                                                           -------         -------          ------          ------

            Total operating expenses                       485,527         259,282          63,076          70,585
                                                           -------         -------          ------          ------

Income (loss) from operations                             (264,898)         (6,320)         20,531         (29,101)

  Interest expense, net                                      2,871           2,623             140             263
                                                             -----           -----             ---             ---

Net income (loss)                                    $    (267,769)  $      (8,943)  $      20,391   $     (29,364)
                                                     =============   =============   =============   =============

   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                            STATEMENTS OF STOCKHOLDERS' DEFICIT

                                          -------




                                                                      Common Stock
                                                                      ------------            Accumulated
                                                                 Shares         Amount          Deficit           Total
                                                                 ------         ------          -------           -----

Balance, December 31, 1996                                       1,500         $ 7,055         $(103,697)     $ (96,642)

  Transfer of common stock from stockholder                          -           4,540                 -          4,540
  Imputed rent expense contribution                                  -           1,728                 -          1,728
  Net loss                                                           -               -            (8,943)        (8,943)
                                                                 -----          ------          --------        -------

Balance, December 31, 1997                                       1,500         $13,323         $(112,640)     $ (99,317)

  Transfer of common stock from stockholder                          -         229,118                 -        229,118
  Imputed rent expense contribution                                  -           1,728                 -          1,728
  Imputed interest on stockholder loan                               -             429                 -            429
  Net loss                                                           -               -          (267,769)      (267,769)
                                                                 -----          ------          --------        -------

Balance, December 31, 1998                                       1,500        $244,598         $(380,409)     $(135,811)

  Imputed  rent expense contribution (unaudited)                     -             432                 -            432
  Imputed interest on stockholder loan (unaudited)                   -             140                 -            140
  Net income (unaudited)                                             -               -            20,391         20,391
                                                                 -----          ------          --------        -------


Balance, March 31, 1999 (unaudited)                              1,500        $245,170         $(360,018)     $(114,848)
                                                                 =====        ========         =========      =========

   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                                  STATEMENTS OF CASH FLOWS

                                          -------


                                                                         For the years ended            For the three months
                                                                            December 31,                   ended March 31,
                                                                         -------------------            --------------------
                                                                         1998            1997            1999            1998
                                                                         ----            ----            ----            ----
                                                                                                      (Unaudited)    (Unaudited)

Cash flows from operating activities:
  Net income (loss)                                                     $(267,769)       $ (8,943)       $ 20,391        $(29,364)
Adjustments  to reconcile  net income (loss) to net cash (used in)
   provided by operating activities:
  Depreciation                                                              3,772           3,507           1,061             903
  Compensation expense satisfied by issuance of common stock              229,118           4,540               -               -
  Imputed interest                                                            429               -             140             263
  Imputed rent                                                              1,728           1,728             432             432
  Change in operating assets and liabilities:
     (Increase) decrease in accounts receivable                           (10,370)          2,506         (14,865)         (2,441)
     Increase (decrease) in accounts payable and accrued expenses          19,268           6,142           2,842          (1,276)
     Increase in deferred compensation                                          -          10,000               -               -
     Increase in deferred revenue                                           5,502           1,884             245           5,838
                                                                          -------           -----         -------          ------

                   Net cash (used in) provided by operating activities    (18,322)         21,364          10,246         (25,645)
                                                                          -------          ------         -------          ------

Cash flows from investing activities:
  Equipment purchases                                                      (3,175)         (6,830)              -               -
  Due from stockholders                                                    (6,771)              -               -            (347)
                                                                          -------           -----         -------          ------

                  Net cash used in investing activities                    (9,946)         (6,830)              -            (347)
                                                                          -------           -----         -------          ------

Cash flows from financing activities:
  Proceeds from stockholder loan                                           24,430          20,426               -          15,026
  Payments on stockholder loan                                            (12,170)        (25,026)         (4,259)              -
  Net borrowings on line of credit                                          1,968           2,644          (1,497)          3,174
                                                                          -------           -----         -------          ------

                  Net cash provided by (used in) investing activities      14,228          (1,956)         (5,756)         18,200
                                                                          -------           -----         -------          ------

                  Net (decrease) increase in cash                        (14,040)          12,578           4,490          (7,792)

Cash, beginning of period                                                  22,643          10,065           8,603          22,643
                                                                          -------          ------         -------          ------

Cash, end of period                                                     $   8,603        $ 22,643        $ 13,093        $ 14,851
                                                                        =========        ========        ========        ========


Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                              $   2,435        $  2,567        $      -         $     -
                                                                        =========        ========        ========         =======

   The accompanying notes are an integral part of these financial statements.

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

1.   Business and Organization

     Online Psychological Services, Inc., (the "Company") is an interactive media company specializing in the online development of content related to mental health issues. The Company was incorporated in the state of Delaware on January 29, 1996 to develop programming material for distribution through online service providers and the internet and is involved in the sale of products through Internet commerce.

     The Company and its stockholders entered into a definitive agreement with iVillage Inc. ("iVillage") pursuant to which the Company was acquired by iVillage effective June 30, 1999 (the "Acquisition"). All outstanding shares of the Company were exchanged for cash and stock. These financial statements and footnotes are those of the Company prior to the Acquisition and do not reflect any purchase accounting adjustments or other transactions related to the Acquisition (see Note 6).

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors or advertisers, and the inability of the Company to maintain and increase the levels of traffic on its online services. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable.

2.   Summary of Significant Accounting Policies

     Cash
     -----

     The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash and cash equivalents. The Company has no cash equivalents at December 31, 1998 or 1997.

     Equipment
     ---------

     Equipment, which consists of office computers and peripherals, is stated at cost. The cost of additions and improvements are capitalized, while maintenance and repairs are charged to expense when incurred. Depreciation is computed using the straight-line method based on the estimated useful life of three years. Upon retirement or sale, the


                                   Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

     carrying amount of assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the related period of operations. Long-lived assets held and utilized by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of such assets may not be recoverable.

     Income Taxes
     ------------

     The Company has elected to be treated as an S Corporation for federal and state income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholders.

     Stock Based Compensation
     ------------------------

     The Company accounts for stock based compensation in accordance with the provisions of Accounting Principals Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS") No. 123, Accounting for Stock-Based Compensation, for non employee compensation. Under SFAS No. 123, compensation cost for an award of equity instruments to an employee shall be recognized over the period(s) in which the related employee services were rendered and if the award is for past services, the related compensation cost shall be recognized in the period in which the equity instrument is granted.

     Revenue Recognition
     -------------------

     The Company's revenues are derived principally from licenses for the use, marketing and distribution of its web site content; the sale of banner advertisements; subscriptions and merchandise sales. Revenue from traffic-based license fees is recognized upon notification from the third party of web site traffic related to the Company's content. Revenue from fixed license fees is recognized ratably over the term of the contracts. Advertising revenue is recognized based on the placement of advertisements by a third party placement agent. Such revenue is recognized once the advertisement has been placed and as reported by the third-party placement agent. The Company recognizes the net revenue received with respect to such content licenses and advertising activities. Subscription revenue is recognized ratably over the term of the contracts, which generally range from one month to a year. Revenue generated from merchandise sales, net of any discounts, is generally recognized upon shipment. Cash received in advance of revenues earned for subscription and advertising contracts is recorded as deferred revenue.

                                   Continued
                                       7

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

     Fair Value
     ----------

     The carrying amounts of cash, accounts receivable, accounts payable and amounts included in other current assets and current liabilities that meet the definition of a financial instrument, approximate fair value because of the short-term nature of these amounts.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Company performs ongoing credit evaluations of its customers to reduce the risk of loss.

     The Company has a license agreement with an Internet service provider, which generated revenue approximating 52% and 93% of total revenue for the years ended December 31, 1998 and 1997, respectively. Primarily all the Company's receivables at December 31, 1998 and 1997 are from well-established companies. Substantially all subscribers pay for services with major credit cards for which the Company receives timely remittances from the credit card carriers. The Company has not experienced any losses in connection with the collectibility of its accounts receivable, and accordingly, has made no provision for doubtful accounts in its financial statements.

     Use of Estimates
     ----------------

     The financial statements are prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The most significant estimate relates to the valuation of the Company's stock performed by an independent appraiser. Actual results could differ from those estimates.

                                   Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

     Recent Pronouncements
     ---------------------

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") replaces the industry segment approach under previously issued pronouncements with the management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. Currently, the Company has only one reportable segment; the adoption of SFAS 131 is not expected to significantly impact financial statement disclosure of the Company.

     In March 1998, the American Institute of Certified Public Accountants issues Statement of Position 98-1 (SOP 98-1) entitled "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that both internal and external costs incurred to develop internal-use software during the application development stage be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and is not expected to have a material effect on the Company's financial statements.

     Interim Financial Information (unaudited)
     -----------------------------------------

     Interim financial information for the three months ended March 31, 1999 and 1998 included herein is unaudited. However, the Company believes the interim information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for interim periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

3.   Revolving Line of Credit Agreement

     Amounts outstanding under a revolving line of credit were $17,066 and $15,098 at December 31, 1998 and 1997, respectively. The Company may borrow up to $20,000 under this line of credit, which will expire October 26, 1999. Advances on the credit line are payable upon demand and bear interest at prime plus 6.9%. The line of credit is guaranteed by the Company's Chief Executive Officer and stockholder. Interest expense for the years ending December 31, 1998 and 1997, was $2,442 and $2,623, respectively. There are no fees on the unused line.


                                   Continued

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------

4.       Stockholders' Equity

         During 1997, the Company's founder and Chief Executive Officer transferred 30 shares of his holdings in the Company's Common Stock to an employee at the estimated fair value of the shares, as determined based upon an independent valuation, in consideration for services rendered to the Company by the employee. In connection with the issuance of the 30 shares of Common Stock, the Company recorded compensation expense of $4,540 for the year ended December 31, 1997.

         During 1998, the Company's founder and Chief Executive Officer transferred 757 shares of his holdings in the Company's Common Stock to two employees of the Company. This transfer was recorded by the Company at the estimated fair value of the shares, as determined based upon an independent valuation, in consideration for services rendered to the Company by the employees. In connection with the transfer of the 757 shares of Common Stock, the Company recorded compensation expense of $229,118 for the year ended December 31, 1998. At December 31, 1998, in connection with this transaction, $6,771 is due from the stockholders as reimbursement for related payroll taxes paid by the Company on their behalf. Such amount was repaid by the stockholders subsequent to December 31, 1998.

5.       Related Party Transactions

         The Company leases web server space from a company that is wholly-owned by one of its stockholders. This lease expires March 31, 2000. Lease expense was $32,363 and $22,215 for the years ended December 31, 1998 and 1997, respectively.

         The Chief Executive Officer and stockholder provides corporate office space to the Company for which he is not reimbursed. Rental expense was imputed, based on the fair market value of the occupied property. Rental expense for the years ended December 31, 1998 and 1997 was $1,728 and $1,728, respectively.

         During 1998 and 1997, in the form of a note, the Company received cash advances of $24,430 and $20,426, respectively, from its Chief Executive Officer and stockholder for

                                   Continued
                                       10

                            ONLINE PSYCHOLOGICAL SERVICES, INC.

                               NOTES TO FINANCIAL STATEMENTS

                                         ----------


     purposes of funding operations. The note is non-interest bearing for which interest is imputed at 7% per annum, and is payable upon demand. At December 31, 1998 and 1997, the Company's obligation under this note was $12,260 and $0, respectively, and interest of $429 and $0, was charged to expense during the years then ended.

6.   Subsequent Event

     Effective June 30, 1999, in accordance with the terms of a definitive agreement (the "Acquisition Agreement"), the Company was acquired by iVillage Inc. ("iVillage") for $24.8 million. All outstanding shares of the Company were exchanged for $1.5 million in cash and a number of shares of iVillage common stock equal to $23.3 million, as defined by the Acquisition Agreement. Concurrent with the acquisition, the Company's tax status will change from an S-Corporation to a C-Corporation.

     In connection with the closing, the current stockholders of the Company entered into a Release Agreement with iVillage waiving the payment of $130,000 of deferred compensation and $8,001 representing a stockholder loan.

     No effect has been given to these financial statements for adjustments that have or will take place as a result of the iVillage purchase of the Company.

               (b) iVillage Inc. Unaudited Pro Forma Condensed Consolidated Financial Information


                        IVILLAGE INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The pro forma financial information gives effect to the following transactions.

ACQUISITION OF MINORITY INTEREST OF iBABY, INC.

     On February 10, 1999, iVillage Inc. entered into an agreement to purchase all of the outstanding shares of iBaby, Inc. held by the minority stockholders in exchange for approximately $11.0 million. The purchase price is comprised of $8 million in cash and common stock having an aggregate value of $3.0 million. iVillage paid $1.5 million on February 12, 1999, with the remaining $6.5 million being payable within two business days of the closing of iVillage's initial public offering of common stock ("IPO") and receipt by iVillage, of at least $6.5 million of IPO proceeds. The number of shares to be issued were dependent upon the IPO price per share, less underwriters' discount.

     The acquisition of the minority interest of iBaby has been accounted for as a purchase. As iVillage has held a majority interest and control of iBaby since April 1998, the results of operations have already been reflected in iVillage's consolidated financial statements.

ACQUISITION OF ASTROLOGY.NET

     On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement are such that 326,331 of the shares of common stock were issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net who will continue as employees of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets, however, they are contingent on continued employment with iVillage.

     The acquisition has been accounted for as a purchase with an estimated purchase price of approximately $21.0 million, based on a value of the Company's common stock of $24.00 a share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net has been recorded as goodwill and amortized over the period of expected benefit.

NBC AGREEMENT

     On March 9, 1999, the Company and National Broadcasting Company, Inc. ("NBC") entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotion agreement with NBC which included, among other things, the issuance of 4,889,030 shares of Series E Convertible Preferred Stock.

ONLINE PSYCH

     On June 30, 1999, iVillage acquired Online Psychological Services, Inc. and Code Stone Technologies, Inc. Online Psych operates a Web site focusing on mental health issues, while Code Stone provides much of the interactive technology used on Online Psych's Web site. The aggregate purchase price paid to acquire Online Psych and Code Stone consisted of $1.5 million cash and approximately 577,000 shares of iVillage common stock valued at approximately $30.0 million under the purchase method of accounting. For purposes of the following unaudited pro forma condensed consolidated financial statements, Online Psych and Code Stone are collectively referred to as "Online Psych".

LAMAZE PUBLISHING

     On July 13, 1999, iVillage entered into an agreement to acquire all of the outstanding stock of Lamaze Publishing Company, Inc. ("Lamaze Publishing"), a multimedia provider of education information to expectant and new mothers. The total purchase price consisted of 1,748,791 shares of iVillage common stock, subject to certain adjustments, and approximately $5 million to repay debt. The difference between the purchase price of $102.3 million as calculated according to generally accepted accounting principles and the fair value of the acquired net assets of Lamaze Publishing will be recorded as goodwill and amortized over the period of expected benefit which is estimated at ten years.

     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of all of the events discussed above as if they had occurred on January 1, 1998 for the unaudited pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Lamaze Publishing as if it had occurred on June 30, 1999.

     The unaudited pro forma condensed consolidated financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or financial position that would have been obtained if the transactions had been effected on the date indicated or which may be obtained in the future.

     The accompanying unaudited pro forma condensed consolidated financial statements should be read in connection with the audited and unaudited historical financial statements of iVillage which have been filed with the Securities and Exchange Commission.

iVillage, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 1999
IN THOUSANDS


                                                           iVillage Inc.                            Pro Forma
                                                          and Subsidiaries       Lamaze            Adjustments           Pro Forma
                                                          ----------------       ------            -----------           ---------
    Assets:

Current assets
    Cash and cash equivalents                                $ 85,279         $    85 1(a)          $ (4,720)           $ 80,644
    Accounts receivable, net                                    2,843           2,191                                      5,034
    Prepaid expenses and other current assets                   1,162           2,646                                      3,808
                                                             --------         -------               --------           ---------
       Total current assets                                    89,284           4,922                 (4,720)             89,486

Fixed assets, net                                               6,968           2,216                                      9,184
Other assets                                                      189                                                        189
Prepaid distribution costs                                          -              65                                         65
Goodwill and intangible assets, net                            61,631             402 1(b)           101,279             163,312

                                                             --------         -------               --------           ---------
       Total assets                                          $158,072          $7,605                $96,559           $ 262,236
                                                             ========          ======                =======           =========

    Liabilities and Stockholder's Equity:

Current liabilities:

    Accounts payable and accrued expenses                    $ 10,398         $ 2,708 1(f)             $ 350            $ 13,456
    Capital leases payable                                         73                                                         73
    Deferred revenue                                            2,117           4,345 1(g)                                 6,462
    Other current liabilities                                     192           2,552 1(c)            (2,552)                192
                                                             --------         -------               --------           ---------
       Total current liabilities                               12,780           9,605                 (2,202)             20,183

Long term debt and Shareholders' loans                              -           2,168  1(c)           (2,168)                  -
                                                             --------         -------               --------           ---------
       Total liabilities                                       12,780          11,773                 (4,370)             20,183
                                                             --------         -------               --------           ---------


Commitments and Contingencies
Stockholder's equity:
    Common stock                                                  243             534  1(d)             (534)                260
                                                                                       1(e)               17

    Additional paid-in capital                                302,430                  1(e)           96,743             399,173

    Accumulated deficit                                      (134,549)         (4,702) 1(d)            4,702            (134,549)

    Stockholders' notes receivable                            (14,681)                                                   (14,681)
    Unearned compensation and deferred advertising             (8,151)                                     -              (8,151)
                                                             --------         -------               --------           ---------
          Total stockholder's equity                          145,292          (4,168)               100,929             242,052
                                                             --------         -------               --------           ---------
          Total liabilities and stockholders'  equity       $ 158,072         $ 7,605               $ 96,559           $ 262,236
                                                             ========          ======                =======           =========

iVillage Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations Six months ended June 30, 1999
(in thousands)


                                                1/1/99-          1/1/99-        1/1/99-     1/1/99-
                                                     6/30/99          2/17/99    6/30/99     6/29/99
                                                iVillage Inc.                                Online           Pro Forma
                                              and Subsidiaries   Astrology.Net   Lamaze      Psych           Adjustments   Pro Forma
                                              ----------------  --------------  ----------  -----------      -----------   ---------




Revenues                                             $ 14,572           $ 190       6,403        $ 171                     $ 21,336
                                              ----------------  --------------  ----------  -----------      -----------   ---------

Cost of revenues                                        9,112             124       3,393           56                       12,685
                                              ----------------  --------------  ----------  -----------      -----------   ---------

     Gross margin                                       5,460              66       3,010          115                -       8,651
                                              ----------------  --------------  ----------  -----------      -----------   ---------

Operating expenses:
   Product development and technology                   3,038                           -                                     3,038
   Sales and marketing                                 23,206              29       1,327            8                       24,570
   General and administrative                           7,872              64       1,461           92                        9,489
   Depreciation and amortization                        7,519               9         435            2 3(a)       5,056      19,473
                                              ----------------  --------------  ----------  -----------                    ---------
                                                                                                       3(a)         871
                                                                                                       3(a)         459
                                                                                                       3(a)       5,122
                                                                                                             -----------

          Total operating expenses                     41,635             102       3,223          102           11,508      56,570
                                              ----------------  --------------  ----------  -----------      -----------   ---------

          Loss from operations                        (36,175)            (36)       (213)          13          (11,508)    (47,919)

Interest income (expense), net                          1,513              (3)       (180)           - 3(b)         180       1,510


                                              ----------------  --------------  ----------  -----------      -----------   ---------

        Net loss                                    $ (34,662)          $ (39)     $ (393)        $ 13        $ (11,328)   $(46,409)
                                              ================  ==============  ==========  ===========      ===========   =========

Preferred stock deemed dividend                       (23,612)                          -                                   (23,612)

Net loss attributable to common stockholders        $ (58,274)          $ (39)     $ (393)        $ 13        $ (11,328)   $(70,021)
                                              ================  ==============  ==========  ===========      ===========   =========

Basic and diluted net loss per share
 attributable to common stockholders                    (2.77)                                                                (2.89)
                                                                                                                   577
                                                                                                                   214
Weighted average shares of common stock                                                                             29
 outstanding used in computing basic                                                                               625
 and diluted net loss per share                        21,027                                         3(c)       1,749      24,221
                                              ================  ==============  ==========  ===========      ===========   =========

iVillage Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations Year ended December 31, 1998
(in thousands)


                                        iVillage Inc.                                     Online        Pro Forma
                                      and Subsidiaries  Astrology.Net       Lamaze         Psych        Adjustments       Pro Forma
                                      ----------------  -------------       ------         -----        -----------       ---------


Revenues                                    $ 15,012           $ 848      $ 11,212         $ 221        $      -          $ 27,293
                                      ----------------  -------------       ------         -----        -----------       ---------

Cost of revenues                              12,403             204         5,488           155                          $ 18,250
                                      ----------------  -------------       ------         -----        -----------       ---------

     Gross margin                              2,609             644         5,724            66               -             9,043
                                      ----------------  -------------       ------         -----        -----------       ---------

Operating expenses:

  Product development and technology           2,118                                                           -             2,118
  Sales and marketing                         28,523             127         2,666             4               -            31,320
  General and administrative                  10,612             537         2,812           323               -            14,284
  Depreciation and amortization                5,683              91           830             4 2(a)     10,112            37,603
                                      ----------------  -------------       ------         -----        -----------       ---------
                                                                                                 2(a)      3,670

                                                                                                 2(a)      6,970

                                                                                                 2(a)     10,243


     Total operating expenses                 46,936             755         6,308           331          30,995            85,325
                                      ----------------  -------------       ------         -----        -----------       ---------

     Loss from operations                    (44,327)           (111)         (584)         (265)        (30,995)          (76,282)

Interest income (expense), net                   591                          (299)           (3)2(b)        299               588
Loss on sale of Web site                        (504)                            -                                            (504)
Minority interest                                587                             -               2(c)       (587)                0
                                      ----------------  -------------       ------         -----        -----------       ---------

     Net loss                              $ (43,653)         $ (111)       $ (883)       $ (268)       $(31,283)        $ (76,198)
                                      ================  =============       ======         =====        ===========       =========



Basic and diluted net loss per
share attributable to common
stockholders                                  (21.10)                                                                       (10.96)

                                                                                                 2(d)        577

                                                                                                 2(d)      1,630

                                                                                                 2(d)        125

Weighted average shares of common
stock outstanding used                                                                           2(d)        802
in computing basic and diluted
net loss per share                              2,068                                            2(d)      1,749             6,951
                                      ================                      ======         =====        ===========       =========


                         IVILLAGE INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     1. The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 are as follows:

          a) Adjustment to cash, for the cash portion of the acquisition price, of approximately $4,720 for Lamaze Publishing.

          b) Adjustment to goodwill and intangible assets to reflect the excess of the purchase price over the fair value of net assets acquired of Lamaze Publishing, calculated as follows:

                                                                             LAMAZE
                                                                            --------
Cash portion of purchase price...........................................   $  4,720
Value of stock and option portion of purchase price......................     96,603
Acquisition costs........................................................        350
                                                                            --------
Purchase price...........................................................    101,673
Fair value of net assets to be acquired..................................        552
                                                                            --------
Goodwill.................................................................   $101,121
                                                                            --------
                                                                            --------

        --------------------------

          * The value of the common stock to be issued in connection with the acquisition of Lamaze Publishing was estimated as $55.24, the average value of the iVillage common stock surrounding the date the terms of the acquisition were agreed to.

             The allocation of the purchase price to the assets and liabilities acquired are preliminary. Final allocations will be based on appraisal and other analyses of fair values. The final allocation may differ from the amounts reflected above.

          c) Adjustment to remove the short-term and long-term notes payable of Lamaze Publishing that are to be paid off by iVillage on the date of acquisition.

          d) Adjustment to reflect the elimination of all of the stockholders' equity balances of Lamaze Publishing.

          e) Adjustment to reflect the issuance of 1,748,791 shares of iVillage common stock for the acquisition of Lamaze Publishing.

          f) Adjustment to record the estimated acquisition expenses incurred by iVillage of approximately $350.

     2. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 are as follows:

          a) Adjustment to depreciation and amortization of goodwill of $10,112, $3,670, $6,970 and $10,243 resulting from the acquisitions of Lamaze Publishing, iBaby, Astrology.Net and Online Psych, respectively, over the expected period of benefit (three years for iBaby, Astrology.Net and Online Psych and ten years for Lamaze Publishing).

          b) Adjustment to remove Lamaze Publishing interest expense of $299, assuming all notes were paid off by iVillage on January 1, 1998.

          c) Adjustment to minority interest of $587 to add back the net loss previously attributed to the minority stockholders of iBaby.

          d) Adjustment to weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of approximately 802,000, 125,500, 1,750,000 and 577,000 shares of common stock, in connection with the acquisitions of Astrology.Net,

                         IVILLAGE INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

             iBaby, Lamaze Publishing and Online Psych, respectively, and the 1,629,676 shares issued to NBC in connection with the advertising and promotion agreement as of January 1, 1998.

     3. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 1999 are as follows:

          a) Adjustment to reflect the amortization of goodwill of $5,056, $459, $871 and $5,122 resulting from the acquisitions of Lamaze Publishing, iBaby, Astrology.Net and Online Psych, respectively, over the expected period of benefit (three years for iBaby, Astrology.Net and Online Psych and ten years for Lamaze Publishing).

          b) Adjustment to remove Lamaze Publishing interest expense of $180, assuming all notes were paid off by iVillage on January 1, 1998.

          c) Adjustment to reflect weighted average shares of common stock outstanding used and computing basic and diluted net loss per share. This adjustment reflects the issuance of approximately 802,000, 125,500, 1,750,000 and 577,000 shares of common stock, in connection with the acquisitions of Astrology.Net, iBaby, Lamaze Publishing and Online Psych, respectively, and the issuance of 1,629,676 shares to NBC in connection with the NBC agreement.

               (c)  Exhibits
                    --------

                    2.1 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among iVillage Inc., OnlinePsych Acquisition Corporation, Online Psychological Services, Inc. and the stockholders of Online Psychological Services, Inc. (incorporated by reference to Current Report on Form 8-K filed on July 14, 1999).

                    2.2 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among iVillage Inc., Code Stone Acquisition Corporation, Code Stone Technologies, Inc. and the sole stockholder of Code Stone Technologies, Inc. (incorporated by reference to Current Report on Form 8-K filed on July 14, 1999).

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         iVillage Inc.
                                         (Registrant)

     Date: September 13, 1999            By: /s/ Steven A. Elkes
                                            ------------------------------
                                            Steven A. Elkes
                                            Senior Vice President

                                  EXHIBIT INDEX

Exhibits
--------

2.1 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among iVillage Inc., OnlinePsych Acquisition Corporation, Online Psychological Services, Inc. and the stockholders of Online Psychological Services, Inc. (incorporated by reference to Current Report on Form 8-K filed on July 14,
                                    1999).

2.2 Agreement and Plan of Reorganization, dated as of June 30, 1999, by and among iVillage Inc., Code Stone Acquisition Corporation, Code Stone Technologies, Inc. and the sole stockholder of Code Stone Technologies, Inc. (incorporated by reference to Current Report on Form 8-K filed on July 14, 1999).